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                                                                    EXHIBIT 21.1

                         Subsidiaries of the Registrant
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American Eagle Tankers Agencies Inc., a company incorporated in Texas, U.S.A.
and a 100% subsidiary of the Registrant

American Eagle Tankers, U.K. Limited, a company incorporated in United Kingdom and a 100% subsidiary of the Registrant

American Marine and Offshore Services Ltd., a company incorporated in Cayman Islands and a 100% subsidiary of the Registrant

Pelican Offshore Services Corporation, a company incorporated in Texas, U.S.A. and a 100% subsidiary of the Registrant

Trilith Shipping Pte. Ltd., a company incorporated in Singapore and a 65% subsidiary of the Registrant

Trilithon Shipping Pte. Ltd., a company incorporated in Singapore and a 65% subsidiary of the Registrant

Crystal Shipowning Co. Pte, Ltd., a company incorporated in Singapore and a 65% subsidiary of the Registrant